UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to § 240.14a-12

Barnes & Noble, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Media Contact:	Investor Contacts:

Mary Ellen Keating	Joseph J. Lombardi
Senior Vice President	Chief Financial Officer
Corporate Communications	(212) 633-3215
(212) 633-3323	jlombardi@bn.com
mkeating@bn.com
Andy Milevoj
Director of Investor Relations
(212) 633-3489
amilevoj@bn.com

BARNES & NOBLE COMMENTS ON PROXY ADVISORY SERVICE RECOMMENDATIONS

Glass Lewis and Egan-Jones Support Barnes & Noble; Company Strongly Disagrees with ISS

Urges Shareholders to Reject Burkle’s Efforts to Gain Control Without Paying a Premium

New York, NY (September 20, 2010)—Barnes & Noble, Inc. (NYSE: BKS), the world’s largest bookseller, today issued the following statement regarding the reports of proxy advisory services Glass Lewis & Co. (Glass Lewis), Egan-Jones Proxy Services (Egan-Jones) and Institutional Shareholder Services (ISS) on the proposals by Ronald Burkle, and his investment vehicle The Yucaipa Companies, to weaken the Company’s Shareholder Rights Plan and to nominate himself and two other hand-picked Board nominees.

“Glass Lewis and Egan-Jones clearly recognized that Mr. Burkle has offered no positive ideas, plan or strategy to build value, and that his proposal to weaken the Shareholder Rights Plan should be rejected because it could enable him to form a control bloc with Aletheia without providing shareholders the premium they deserve. While ISS has a track record of supporting dissidents, we believe its analysis is flawed and not in the best interest of our shareholders.”

Shareholder Rights Plan

Two leading proxy advisory services – Glass Lewis and Egan-Jones – and the Delaware Chancery Court have all concluded that Barnes & Noble’s Shareholder Rights Plan is reasonable and protects shareholders against the threat that Burkle and Aletheia could form a control bloc without paying shareholders a control premium.1 In making their recommendations regarding the Company’s Shareholder Rights Plan, Glass Lewis and Egan-Jones concluded the following:

[1]

Yucaipa has reserved in its SEC filings the right to make a proposal to acquire all of Barnes & Noble’s shares and propose other M&A transactions involving Barnes & Noble. In addition, Yucaipa notified Barnes & Noble that it requested U.S. antitrust clearance which would permit Yucaipa to acquire 100% of the stock of Barnes & Noble. While Yucaipa’s nominees, if elected, would constitute a minority of the Board, the Board believes Yucaipa’s proposal to elect its nominees, together with its precatory shareholder proposal to weaken the Shareholder Rights Plan, are part of a larger effort to obtain control of the Company.

Barnes & Noble, Inc. September 20, 2010	Page 2

•

“Considered within this expedited concentration of B&N’s outstanding share capital, an increase in the triggering threshold from 20% to 30% appears to provide [Yucaipa] and Aletheia an opportunity to acquire control of the Company without providing shareholders a control premium.” (Glass Lewis Report, September 15, 2010, p. 12)

•

“Yucaipa’s efforts to amend the shareholder rights plan leave us concerned that approval could potentially enable Yucaipa to cooperate with large shareholder Aletheia Research & Management in such a way as to enable the two firms to jointly control a majority of the Company’s voting power without having paid the Company’s shareholders a premium for that control.” (Egan-Jones Report, September 16, 2010, p. 7)

Mr. Burkle already challenged the reasonableness of the Company’s Shareholder Rights Plan in the Delaware Chancery Court and lost. In its opinion issued August 12, 2010, the Court concluded that the Rights Plan was an important protection against the threat that Burkle would form a control bloc with Aletheia to try and gain control of Barnes & Noble without paying shareholders a premium. In the words of the Court:

•

“[T]he board had a reasonable basis to conclude that Burkle was potentially planning to acquire a controlling stake in Barnes & Noble, or to form a governing bloc with another stockholder like Aletheia….” (Opinion at p. 66)[2]

•

“[I]t is clear that Aletheia’s Eichler is a big admirer of Burkle and that there is a strong possibility for the immediate formation of a control bloc if the Rights Plan were not in place.” (Opinion at p. 73)

•	Using a “20% trigger…was reasonable…” (Opinion at p. 84)

•

“In response to this threat that the corporation’s stockholders would relinquish control through a creeping acquisition without the benefit of receiving a control premium, the board adopted a measured pill that protected Barnes & Noble’s shareholders…” (Opinion at p. 3)

The Company added: “This is no ordinary poison pill vote. Weakening the Rights Plan now, while a Special Committee of the Board reviews strategic alternatives, threatens to deny shareholders the premium that the Board is working hard to achieve. We are astounded that ISS would support Mr. Burkle’s attempt to weaken the Rights Plan to allow him to form a control bloc in light of the Delaware Chancery Court’s opinion, which was based on hundreds of pages of pleadings and numerous hours of direct testimony and depositions. We strongly urge Barnes & Noble shareholders to vote against Mr. Burkle’s proposal to weaken the Shareholder Rights Plan.”

[2]	A full copy of the Delaware Chancery Court opinion can be found at http://www.bn2010annualmeeting.com.

Barnes & Noble, Inc. September 20, 2010	Page 3

Director Nominees

In considering their recommendations regarding the Company’s nominees, Glass Lewis and Egan-Jones both noted that Mr. Burkle’s proposed slate had not offered a compelling strategy or plan to build value for Barnes & Noble shareholders:

•	“[w]e find [Yucaipa’s] plans are both light on detail and redundant to the board’s own efforts.” (Glass Lewis Report, September 15, 2010, p. 12)

•	“[w]e fail to see by what measure [Yucaipa’s] limited plans offer greater value to shareholders.” (Glass Lewis Report, September 15, 2010, p. 13)

•

“We have not seen a convincing strategy put forward by Yucaipa which would, in our opinion, put the Company on a materially different path leading to increased shareholder value.” (Egan-Jones Report, September 16, 2010, p. 6-7)

The Company added: “We continue to believe that Len Riggio, the founder of the Company, and David Golden and Dr. David Wilson, our two independent director nominees, are the most qualified to serve as the Company works to build value for all shareholders. Together, our slate offers relevant technology, education and financial experience and a proven track record of success in retail. In contrast, Mr. Burkle’s hand-picked board nominees have offered no positive ideas or strategy to build value for Barnes & Noble shareholders.”

The Barnes & Noble Board of Directors recommends that shareholders vote the WHITE proxy card FOR Barnes & Noble’s three highly qualified nominees and AGAINST a precatory shareholder proposal to amend the Shareholder Rights Plan. Barnes & Noble strongly urges shareholders to discard any gold proxy card sent by Burkle or Yucaipa.

Important Information and Certain Information Regarding Participants

On August 25, 2010, Barnes & Noble, Inc. (“Barnes & Noble”) filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement in connection with its 2010 Annual Meeting and has mailed the definitive proxy statement to its stockholders. The definitive proxy statement contains information regarding the names, affiliations and interests of Barnes & Noble’s directors, its director nominees and certain of its officers that may be deemed, along with Barnes & Noble, to be participants in the solicitation of Barnes & Noble’s stockholders in connection with its 2010 Annual Meeting. Security holders are urged to read the definitive proxy statement and any other relevant documents filed with the SEC when they become available, because they contain (or will contain) important information. Security holders may obtain a free copy of the definitive proxy statement and other documents (when available) that Barnes & Noble files with the SEC at the SEC’s website at www.sec.gov, at Barnes & Noble’s website at www.barnesandnobleinc.com and from Barnes & Noble by directing a request to Barnes & Noble, Inc., Attention: Investor Relations, 122 Fifth Avenue, New York, New York 10011.

Barnes & Noble, Inc. September 20, 2010	Page 4

Safe Harbor

This communication contains “forward-looking statements.” Barnes & Noble is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, general economic and market conditions, decreased consumer demand for the company’s products, possible disruptions in the company’s computer systems, telephone systems or supply chain, possible risks associated with data privacy and information security, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the company’s online, digital and other initiatives, the performance and successful integration of acquired businesses, the success of the company’s strategic investments, unanticipated increases in merchandise, component or occupancy costs, unanticipated adverse litigation results or effects, the results or effects of any governmental review of the company’s stock option practices, product and component shortages, effects of the company’s evaluation of strategic alternatives and other factors which may be outside of the company’s control. Please refer to the company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. The company assumes no obligation to update or revise any forward-looking statements.

Permission to use quotes neither sought nor obtained.

ABOUT BARNES & NOBLE, INC.

Barnes & Noble, Inc. (NYSE: BKS), the world’s largest bookseller and a Fortune 500 company, operates 717 bookstores in 50 states. Barnes & Noble College Booksellers, LLC, a wholly-owned subsidiary of Barnes & Noble, also operates 633 college bookstores serving nearly 4 million students and faculty members at colleges and universities across the United States. Barnes & Noble is the nation’s top bookseller brand for the seventh year in a row, as determined by a combination of the brand’s performance on familiarity, quality, and purchase intent; the top bookseller in quality for the second year in a row and the number two retailer in trust, according to the EquiTrend® Brand Study by Harris Interactive®. Barnes & Noble conducts its online business through Barnes & Noble.com (www.bn.com), one of the Web’s largest e-commerce sites, which also features more than one million titles in its eBookstore (www.bn.com/ebooks). Through Barnes & Noble’s NOOKTM eReading product offering, customers can buy and read eBooks on the widest range of platforms, including NOOK eBook Readers, devices from partner companies, and hundreds of the most popular mobile and computing devices using free NOOK software.

General information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company’s corporate website: www.barnesandnobleinc.com.

NOOK™, NOOKstudy™, LendMe™, Read In Store™, More In Store™ and Lifetime Library™ are trademarks of Barnes & Noble, Inc.

Barnes & Noble, Inc. September 20, 2010	Page 5

Other trademarks referenced in this release are the property of their respective owners.

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